EXHIBIT 99.1

PRESS RELEASE

Contact:     David Radulski                Carol Parker Trott
Investor Relations            Media Relations
(203) 964-3470                (441) 294-7290

XL Announces Pricing of $600 Million of Senior Notes

Dublin, Ireland - November 18, 2013 - XL Group plc (NYSE: XL) ("XL") announced today that its wholly-owned subsidiary, XLIT Ltd. (“XL-Cayman”), has priced a public offering of $300,000,000 aggregate principal amount of 2.30% Senior Notes due 2018 and $300,000,000 aggregate principal amount of 5.25% Senior Notes due 2043, both of which will be fully and unconditionally guaranteed by XL.

XL-Cayman expects to receive net proceeds from this offering of approximately $592,955,000, after deducting underwriting discounts and estimated offering expenses. XL-Cayman intends to use the net proceeds from the sale of the senior notes for the repayment at maturity of the outstanding $600,000,000 principal amount of its 5.25% Senior Notes due September 2014.

The joint book-running managers for the offering are Barclays Capital Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC.

About XL Group plc
XL Group plc (NYSE:XL), through its subsidiaries, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. XL is the company clients look to for answers to their most complex risks and to help move their world forward.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the senior notes or any other securities, and shall not constitute an offer, solicitation or sale of the senior notes or any other securities in any state or jurisdiction in which such offer, solicitation or sale is not permitted. The offering is being made pursuant to an effective shelf registration statement, and by means of a prospectus and related prospectus supplement, which may be obtained by visiting the U.S. Securities and Exchange Commission’s website at www.sec.gov or by contacting Barclays Capital Inc., toll-free at 1-877-603-5847; Deutsche Bank Securities Inc. toll-free at 1-800-503-4611; or J.P. Morgan Securities LLC collect at 1-212-834-4533.

This press release contains forward-looking statements. Such statements involve inherent risks and uncertainties. Statements that are not historical facts, including statements about XL’s and XL-Cayman’s belief or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Actual results may differ materially from those projected in such forward-looking statements, including regarding the expected receipt by XL-Cayman of the proceeds described above, and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual events or results to differ materially from those in such forward-looking statements is set forth in XL’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q and XL’s other documents on file with the U.S. Securities and Exchange Commission. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

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